Patrick Industries, Inc. Reports Third Quarter and
Nine Months 2016 Financial Results

ELKHART, IN - October 27, 2016- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the third quarter and nine months ended September 25, 2016.
Third Quarter 2016 Financial Results
Net sales for the third quarter of 2016 increased $89.4 million or 42%, to $304.2 million from $214.8 million in the same quarter of 2015. The increase was primarily attributable to a 43% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2015 and 2016, and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 19% in the third quarter of 2016 compared to the prior year. Sales to the RV industry represented 73% of the Company’s third quarter 2016 sales. Revenue from the MH industry, which represented 14% of the Company’s third quarter 2016 sales, increased 26%. The Company estimates that wholesale unit shipments in the MH industry rose approximately 5% from the third quarter of 2015. Additionally, sales to the industrial markets increased 50% compared to the prior year period. The industrial market sector, which is tied primarily to residential housing and non-residential construction spending, accounted for 13% of the Company’s third quarter 2016 sales.
For the third quarter of 2016, Patrick reported operating income of $20.1 million, an increase of 32%, or $4.9 million, from the $15.2 million reported in the third quarter of 2015. Net income in the third quarter of 2016 increased 34% to $12.0 million from $9.0 million in the third quarter of 2015, while net income per diluted share increased 36% to $0.79 from $0.58.
Todd Cleveland, Chief Executive Officer, said, “We are pleased with our third quarter revenue growth that was supported by our acquisition and strategic growth initiatives, as well as continued strength in the RV and MH markets. In addition, there was optimism and excitement coming out of the recent RV manufacturers’ open houses held in September." Mr. Cleveland further noted, “MH industry growth continues to outpace new housing starts, indicating increased demand. Our industrial revenues grew at a significant pace as we introduce products into adjacent markets and position our industrial sales team to penetrate new markets.”
“Overall, we remain encouraged by the ongoing strength in the RV market and the related demographic trends supporting the opportunity for long-term industry growth potential," stated Andy Nemeth, President. “We experienced demand levels during the third quarter that exceeded expected seasonal demand patterns, particularly in the RV industry. In anticipation of continuing strong demand in the fourth quarter and in preparation for continued growth into 2017, we launched a strategic capital expenditure program in the third quarter of 2016 centered around investment in facility improvements, increased capacity, and more advanced automation. This initiative, which involves an incremental $4.5 million of capital spending starting in the third quarter of 2016 and into 2017, will help ensure we have adequate capacity to meet demand, improve operating efficiencies, and address our customers’ changing needs and buying patterns as they look for new, innovative products in the marketplace.”

Nine Months 2016 Financial Results
Net sales for the first nine months of 2016 increased $226.3 million or 34%, to $898.0 million from $671.7 million in the same period in 2015. For the first nine months of 2016, the Company’s revenue from the RV industry, which represented 75% of its nine months 2016 sales, increased by 33%. According to industry sources, RV industry wholesale unit shipments increased approximately 14% in the first nine months of 2016 compared to the prior year. Additionally, revenue from the MH industry, which represented 13% of the Company’s nine months 2016 sales, rose 25% compared to the prior year as MH wholesale unit shipments, as estimated by the Company, increased by approximately 14%. Revenue from the industrial market increased 46% and benefited primarily from acquisitions and market share gains, particularly in the commercial and institutional fixtures markets. The industrial market, which accounted for 12% of the Company’s nine months 2016 sales, saw new housing starts increase by approximately 4% for the first nine months of 2016 compared to the prior year. The Company estimates that approximately 50% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.
The Company’s RV content per unit (on a trailing twelve-month basis) for the third quarter of 2016 increased approximately 20% to $2,085 from $1,739 for the third quarter of 2015. The MH content per unit (on a trailing twelve-month basis) for the third quarter of 2016 increased approximately 5% to an estimated $1,911 from $1,820 for the third quarter of 2015.
For the first nine months of 2016, Patrick reported operating income of $68.7 million, an increase of $17.6 million or 34%, from the $51.1 million reported in the first nine months of 2015. Net income in the first nine months of 2016 increased 35% to $40.8 million from $30.2 million in the first nine months of 2015, while net income per diluted share increased 37% to $2.68 from $1.95.
The Company invested approximately $127.6 million, in the aggregate, for acquisitions, capital expenditures and stock repurchases in the first nine months of 2016, while total debt, net of cash on hand, increased $75.0 million to $278.8 million at September 25, 2016 from $203.8 million at December 31, 2015. Patrick’s total assets increased $152.5 million to $534.1 million at September 25, 2016 from $381.6 million at December 31, 2015, primarily reflecting the addition of acquisition-related assets, seasonality and overall growth.
In the first nine months of 2016, the Company repurchased 110,738 shares, in the aggregate, of its common stock at an average price of $42.14 for a total cost of $4.7 million under its stock buyback programs.
“Our performance in the first nine months of the year is a reflection of the dedication and commitment of our more than 4,800 team members in our ongoing efforts to better serve our customer base with new and innovative high-quality product lines and provide exceptional customer service," Mr. Cleveland further commented. "Our team will continue to execute on our strategic initiatives, positioning ourselves to capitalize on strategic acquisitions, grow market share, and increase our content per unit.”
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its third quarter 2016 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, October 27, 2016 at 10:00 a.m. Eastern time.
About Patrick Industries
Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.
Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511 kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

NET SALES	$304,151	$214,805	$897,951	$671,674
Cost of goods sold	255,299	179,764	748,463	560,846
GROSS PROFIT	48,852	35,041	149,488	110,828

Operating Expenses:
Warehouse and delivery	9,165	6,669	26,149	20,154
Selling, general and administrative	15,877	10,805	44,874	33,543
Amortization of intangible assets	3,687	2,354	9,680	5,995
Loss on sale of fixed assets	6	11	47	—
Total operating expenses	28,735	19,839	80,750	59,692

OPERATING INCOME	20,117	15,202	68,738	51,136
Interest expense, net	1,917	1,153	5,198	2,855
Income before income taxes	18,200	14,049	63,540	48,281
Income taxes	6,175	5,089	22,779	18,098
NET INCOME	$12,025	$8,960	$40,761	$30,183

BASIC NET INCOME PER COMMON SHARE	$0.80	$0.58	$2.72	$1.97
DILUTED NET INCOME PER COMMON SHARE	$0.79	$0.58	$2.68	$1.95

Weighted average shares outstanding - Basic	15,048	15,342	15,002	15,327
Weighted average shares outstanding - Diluted	15,235	15,532	15,182	15,507

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Sept. 25, 2016	Dec. 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$1,477	$87
Trade receivables, net	75,739	38,213
Inventories	116,115	89,478
Prepaid expenses and other	4,856	6,119
Total current assets	198,187	133,897
Property, plant and equipment, net	81,439	67,878
Goodwill and other intangible assets, net	251,646	175,365
Deferred financing costs, net	1,830	1,885
Deferred tax assets, net	435	2,004
Other non-current assets	528	555
TOTAL ASSETS	$534,065	$381,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$10,714
Accounts payable	58,133	28,744
Accrued liabilities	23,017	18,468
Total current liabilities	96,916	57,926
Long-term debt, less current maturities, net	264,479	193,142
Deferred compensation and other	1,867	1,919
TOTAL LIABILITIES	363,262	252,987

SHAREHOLDERS’ EQUITY
Common stock	62,117	57,683
Additional paid-in-capital	9,504	8,308
Accumulated other comprehensive income	32	32
Retained earnings	99,150	62,574
TOTAL SHAREHOLDERS’ EQUITY	170,803	128,597
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$534,065	$381,584

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